Exhibit 99.1

Regional Management Corp. Announces First Quarter 2013 Results

Greenville, South Carolina – May 2, 2013 – Regional Management Corp. (NYSE: RM), a diversified specialty consumer finance company, today announced results for the first quarter ended March 31, 2013.

First Quarter 2013 Highlights

•	Total first quarter 2013 revenue was $38.6 million, a 22.3% increase from the prior-year period.

•

Net income for the first quarter of 2013 was $6.9 million, a 35.3% increase from GAAP net income in the prior-year period and a 2.4% increase from pro forma net income – excluding one-time initial public offering expenses and applying proceeds from the IPO to reduce outstanding debt – in the prior-year period. Diluted earnings per share was $0.54 based on a diluted share count of 12.8 million.

•

Finance receivables as of March 31, 2013 were $430.4 million, an increase of 35.6% from the prior-year period. Annualized net charge-offs as a percentage of average finance receivables for the first quarter of 2013 were 6.5%, an increase from 6.4% in the prior-year period.

•	Same-store revenue growth[1] for the first quarter of 2013 was 14.4%.

•	Opened 11 new branches in the first quarter of 2013, including its first branch in Georgia in January 2013; as of March 31, 2013, Regional Management’s branch network consisted of 232 locations.

“We were pleased with our first quarter performance, as we continue to see double-digit top line and same-store sales growth,” said Thomas Fortin, Chief Executive Officer of Regional Management Corp. “We conducted our first-ever first quarter live check campaign and were encouraged by the overall response we achieved. Further, we saw finance receivables growth in our automobile and RMC Retail segments, while we expanded our operations into Georgia – our eighth state. We continue to keep an eye on our net charge-offs as a percentage of average finance receivables and our efficiency ratio to ensure they do not get ahead of our overall growth strategy.”

[1]	Defined as stores open for at least 13 months.

First Quarter 2013 Results

For the first quarter ended March 31, 2013, Regional Management reported total revenue of $38.6 million, a 22.3% increase from $31.5 million in the prior-year period. Interest and fee income revenue for the first quarter of 2013 was $34.0 million, a 25.8% increase from $27.1 million in the prior-year period, primarily due to a 35.6% year-over-year increase in finance receivables. Insurance and other income for the first quarter of 2013 was $4.5 million, a 1.2% increase from the prior-year period. Same-store revenue growth for the first quarter of 2013 was 14.4%.

Finance receivables outstanding at March 31, 2013 were $430.4 million, a 35.6% increase from $317.5 million in the prior-year period. Finance receivables increased primarily due to the addition of 38 de novo branches since March 31, 2012. Same-store finance receivables (stores open at least 13 months) grew 28.7%.

Provision for credit losses in the first quarter of 2013 was $8.1 million versus $5.6 million in the prior-year period, primarily due to the increase in loan volume. Annualized net charge-offs as a percentage of average finance receivables for the first quarter of 2013 was 6.5%, an increase from 6.4% in the prior-year period.

General and administrative expenses for the first quarter of 2013 were $16.4 million, an increase of 28.4% from $12.8 million in the prior-year period, primarily due to increased personnel costs from opening an additional 38 branches since March 31, 2012. During the first quarter of 2013, Regional Management opened 11 new branches. Regional Management’s efficiency ratio – the percentage of general and administrative expenses compared to total revenue – in the first quarter of 2013 was 42.6%, an increase of 200 basis points from 40.6% in the prior-year period.

Net income for the first quarter of 2013 was $6.9 million, a 35.3% increase compared to GAAP net income of $5.1 million in the prior-year period, and diluted earnings per share for the first quarter of 2013 was $0.54. On a pro forma basis, excluding one-time IPO expenses in the first quarter of 2012 and applying the proceeds from the IPO to reduce outstanding debt, net income for the first quarter of 2012 was $6.8 million and diluted earnings per share was $0.53 based on a diluted share count of 12.7 million.

Liquidity and Capital Resources

As of March 31, 2013, Regional Management had finance receivables of $430.4 million and outstanding debt of $273.1 million on its $325.0 million senior revolving credit facility and on its $1.5 million other notes payable line of credit.

Conference Call Information

The Company will host a conference call and webcast today at 5:00 PM Eastern. Both the call and webcast are open to the general public.

The dial-in number for the conference call is (866) 515-2910, passcode 76636042 – please dial the number 10 minutes prior to the scheduled start time. A live webcast of the conference call will also be available on Regional Management’s website at www.RegionalManagement.com.

A replay of the call will be available two hours following the end of the call through midnight Eastern on Thursday, May 9 at www.RegionalManagement.com and by telephone at (888) 286-8010, passcode 32504678.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, which represent Regional Management’s expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include, but are not limited to, the following: the continuation or worsening of adverse conditions in the global and domestic credit markets and uncertainties regarding, or the impact of governmental responses to those conditions; changes in interest rates; risks related to acquisitions and new branches; risks inherent in making loans, including repayment risks and value of collateral, which risks may increase in light of adverse or recessionary economic conditions; recently-enacted or proposed legislation; the timing and amount of revenues that may be recognized by Regional Management; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); changes in Regional Management’s markets and general changes in the economy (particularly in the markets served by Regional Management). Such factors are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management Corp. will not and is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified specialty consumer finance company providing a broad array of loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies and other traditional lenders. Regional Management began operations in 1987 with four branches in South Carolina and has expanded its branch network to 232 locations with over 244,000 active accounts across South Carolina, Texas, North Carolina, Tennessee, Alabama, Oklahoma, New Mexico and Georgia as of March 31, 2013. Each of its loan products is structured on a fixed rate, fixed term basis with fully amortizing equal monthly installment payments and is repayable at any time without penalty. Regional Management’s loans are sourced through its multiple channel platform, including in its branches, through direct mail campaigns, independent and franchise automobile dealerships, online credit application networks, furniture and appliance retailers and its consumer website. For more information, please visit http://www.RegionalManagement.com.

Contacts:

Investor Relations

Garrett Edson, (203) 682-8331

Media Relations

Kim Paone, (646) 277-1216

Regional Management Corp. and Subsidiaries

Consolidated Statements of Income

For the Three Months Ended March 31, 2013 and 2012

(Unaudited)

($ in thousands except per share amounts)

	2013	2012
Revenue
Interest and fee income	$34,046	$27,069
Insurance income, net	2,933	2,635
Other income	1,590	1,836

Total revenue	38,569	31,540

Expenses
Provision for credit losses	8,071	5,627
General and administrative expenses
Personnel	10,033	7,997
Occupancy	2,516	1,894
Advertising	505	593
Other	3,366	2,308
Consulting and advisory fees	—	1,451
Interest expense
Senior revolving credit facility and other debt	3,081	2,510
Mezzanine debt-related parties	—	1,030

Total interest expense	3,081	3,540

Total expenses	27,572	23,410

Income before income taxes	10,997	8,130
Income taxes	4,069	3,008

Net income	$6,928	$5,122

Net income per common share:
Basic	$0.55	$0.55

Diluted	$0.54	$0.53

Weighted average common shares outstanding:
Basic	12,502,378	9,336,727

Diluted	12,780,508	9,616,497

Regional Management Corp. and Subsidiaries

Consolidated Balance Sheets

March 31, 2013 (unaudited) and December 31, 2012

($ in thousands except per share amounts)

	March 31, 2013	December 31, 2012
	(Unaudited)
Assets
Cash	$857	$3,298
Gross finance receivables	515,844	529,583
Less unearned finance charges, insurance premiums, and commissions	(85,413)	(92,024)

Finance receivables	430,431	437,559
Allowance for credit losses	(24,630)	(23,616)

Net finance receivables	405,801	413,943
Property and equipment, net of accumulated depreciation	5,585	5,111
Repossessed assets at net realizable value	659	711
Goodwill	363	363
Intangible assets, net	1,813	1,815
Other assets	6,770	9,750

Total assets	$421,848	$434,991

Liabilities and Stockholders’ Equity
Liabilities:
Deferred tax liability, net	$5,736	$5,947
Accounts payable and accrued expenses	4,387	6,096
Senior revolving credit facility	273,037	292,379
Other notes payable	68	—

Total liabilities	283,228	304,422
Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $0.10 par value, 100,000,000 shares authorized, no shares issued and outstanding at March 31, 2013 and December 31, 2012	—	—
Common stock, $0.10 par value, 1,000,000,000 shares authorized, 12,584,942 shares issued and outstanding at March 31, 2013; 1,000,000,000 shares authorized, 12,486,727 shares issued and outstanding at December 31, 2012	1,258	1,249
Additional paid-in-capital	81,272	80,158
Retained earnings	56,090	49,162

Total stockholders’ equity	138,620	130,569

Total liabilities and stockholders’ equity	$421,848	$434,991

Regional Management Corp.

Selected Financial Data

As of and for the Three Months Ended March 31, 2013 and 2012

(Unaudited)

(Dollars in thousands)

	Components of Increase in Interest Income Three Months Ended March 31, 2013 Compared to Three Months Ended March 31, 2012 Increase (Decrease)
	Volume	Rate	Net
Small installment loans	$7,782	$(2,276)	$5,506
Large installment loans	24	(431)	(407)
Automobile purchase loans	1,614	(512)	1,102
Furniture and appliance purchase loans	964	(188)	776

Total increase in interest income	$10,384	$(3,407)	$6,977

	Loans Originated (1) Three Months Ended March 31,
	2013	2012
Small installment loans	$101,710	$56,811
Large installment loans	14,736	12,517
Automobile purchase loans	32,706	30,140
Furniture and appliance purchase loans	8,923	6,733

Total finance receivables	$158,075	$106,201

	Three Months Ended March 31,
	2013		2012
	Amount	Percentage of Average Finance Receivables (Annualized)	Amount	Percentage of Average Finance Receivables (Annualized)
Net charge-offs as a percentage of average finance receivables	$7,057	6.5%	$5,067	6.4%

	Amount	Percentage of Total Revenue	Amount	Percentage of Total Revenue
Provision for credit losses	$8,071	20.9%	$5,627	17.8%
General and administrative expenses	$16,420	42.6%	$12,792	40.6%

	Amount	Growth Rate	Amount	Growth Rate
Same store finance receivables at period-end/Growth rate	$373,563	28.7%	$251,767	6.9%
Same store revenue growth rate		14.4%		9.4%

	Finance Receivables As of March 31,
	2013	2012
Small installment loans	$182,465	$109,970
Large installment loans	51,895	57,594
Automobile purchase loans	165,812	135,848
Furniture and appliance purchase loans	30,259	14,088

Total finance receivables	$430,431	$317,500

Composite yield	35.3%	39.6%

	As of March 31,
	2013		2012
	Amount	Percentage of Total Finance Receivables	Amount	Percentage of Total Finance Receivables
Allowance for credit losses	$24,630	5.7%	$19,860	6.3%
Over 90 days contractually delinquent	$11,093	2.6%	$7,429	2.3%
Over 180 days contractually delinquent	$2,986	0.7%	$1,712	0.5%
Number of branches at period end	232		194

(1)	Represents gross balance of loan originations, including unearned finance charges

Unaudited Pro Forma Consolidated Statements of Income

For the Three Months Ended March 31, 2012

($ in thousands except per share amounts)

	Actual	Pro Forma Adjustments		Pro Forma
Revenue
Interest and fee income	$27,069	$—		$27,069
Insurance income	2,635	—		2,635
Other income	1,836	—		1,836

Total revenue	31,540	—		31,540

Expenses
Provision for credit losses	5,627	—		5,627
General and administrative expenses
Personnel	7,997	140	(1)	8,137
Occupancy	1,894	—		1,894
Advertising	593	—		593
Other	2,308	—		2,308
Consulting and advisory fees	1,451	(1,451	)(2)	—
Interest expense
Senior revolving credit facility and other debt	2,510	(247	)(3)	2,263
Mezzanine debt-related parties	1,030	(1,030	)(4)	—

Total interest expense	3,540	(1,277)		2,263

Total expenses	23,410	(2,588)		20,822

Income before income taxes	8,130	2,588		10,718
Income taxes	3,008	942	(5)	3,950

Net income	$5,122	$1,646		$6,768

Net income per common share
Basic	$0.55			$0.54

Diluted	$0.53			$0.53

Weighted average shares outstanding:
Basic	9,336,727			12,486,727

Diluted	9,616,497			12,654,647

(1)	Represents additional compensation expense associated with the grant of options upon consummation of the initial public offering.
(2)	Represents a termination fee of $1,125, combined with the $326 we paid our former majority stockholders and sponsors for the three months ended March 31, 2012. The agreements with the former majority stockholders and sponsors terminated with the completion of the initial public offering.
(3)	Reflects reduction in interest expense as a result of payment of $13,229 in aggregate principal amount of our senior revolving credit facility, offset in part by an unused line fee of 0.50%. Also reflects a reduction in the interest rate under our senior revolving credit facility from one month LIBOR (with a LIBOR floor of 1.00%) plus 3.25% to one month LIBOR (with a LIBOR floor of 1.00%) plus 3.00%.
(4)	Reflects reduction in interest expense as a result of the repayment of the $25,814 in aggregate principal amount of our mezzanine debt, which accrued interest at a rate of 15.25% per annum.
(5)	Reflects an increase in income taxes as a result of the increase in income before taxes.